Exhibit 10.7

CONSULTING AGREEMENT

CONSULTING AGREEMENT effective as of December 19, 2023 between First Choice Healthcare Solutions, Inc. (“Client”) having an office at 95 Bulldog Blvd, Suite 202, Melbourne, FL 32901, and FinTrust Consulting, LLC (“Consultant”) having an office at 355 Heron Ave, Naples, FL 34108.

1.	Services. Consultant agrees perform such duties and services as required by Client relating to finance, strategy, accounting, business planning, insurance, capital raising initiatives, and other related activities as may be reasonably requested from time to time by Client’ senior officers (“Professional Services”). Consultant is hereby retained by Client to accomplish the objectives described above. Consultant will render his services on a basis sufficient to accomplish the purposes of the parties but shall be free to determine his own means and manner of accomplishing those purposes. Client shall not exercise or retain the right to control, direct or supervise the manner in which Consultant performs any of his services for Client.

2.	Compensation. Client agrees to pay Consultant the following. Invoices are due upon receipt.

2.1.	Monthly Fee. Client agrees to pay for the Professional Services of Consultant at a monthly rate of $17,250.00 for the duration of this agreement. Consultant will bill Client monthly and invoices shall be payable by Client upon receipt.
2.2.	Super 10-K and S-1 Fee. Client agrees to pay Consultant a flat fee of $8,000.00. Consultant will be considered to have earned this fee on the earlier of completion of these documents and final acceptance by the SEC.
2.3.	Equity. Upon execution of this agreement, Client agrees to deliver to Consultant a Warrant agreement for 100,000 shares of Common Stock, in a form consistent with other Warrant agreements issued by the Client.
2.4.	IPO or Uplisting. Client agrees to pay the Consultant a cash bonus of $100,000, due within 15 days of an IPO or Uplisting closing.

3.	Retainer. Upon execution and as a condition precedent to effectuating this agreement, Client agrees to pay a retainer of $17,250.00 which the Consultant will hold to apply against final billings upon termination of this Agreement as per Paragraph 4 below. Should the Consultant determine in his own judgement that this retainer should be applied against any fees in Section 2 above, then Client must replenish the Retainer to resume services under this agreement.

4.	Term. (A) This Agreement shall be effective as of the date set forth above and shall remain in effect until terminated by either party in writing. Client or Consultant may terminate this Agreement at any time and for any reason by providing thirty (30) calendar days prior notice to Consultant or Client, respectively. (B) In addition, this Agreement may be terminated at any time by either party if in such party’s reasonable discretion, the other party has committed any act which amounts to fraud, dishonesty, gross misconduct, gross negligence or moral turpitude, or which constitutes a breach of Client’ or Consultant’s standards of ethical business conduct (“Dishonest Acts”). Notwithstanding anything to the contrary in Paragraph 2 or this Paragraph 3, in the event either party terminates this Agreement due to the other’s Dishonest Acts, then the canceling party shall have no further obligations or payments required hereunder and termination shall be effective immediately upon verbal notification.

5.	Expenses. Client will be responsible for any reasonable out of pocket or travel expenses of Consultant that have been pre-approved by an authorized representative of Client.

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6.	Warranty. Consultant’s obligation under this Agreement is to provide Client with professional and workmanlike services. NO WARRANTY IS MADE BY CONSULTANT, EXCEPT AS AFORESAID, IN REGARD TO ANY PROFESSIONAL SERVICES PROVIDED UNDER THIS AGREEMENT, EITHER EXPRESS, IMPLIED OR STATUTORY, NOR IS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE FOR A PARTICULAR PURPOSE GIVEN.

7.	Indemnity. Client agrees to indemnify and hold Consultant harmless from any claim or demand, including reasonable attorneys’ fees, made by any third party due to or arising out of this Agreement, the services and work products provided through this Agreement, information or content provided by Client to Consultant under this Agreement, or resulting from Client’ own actions or violation of any rights of another.

8.	Personnel. Client and Consultant agree that Consultant is acting in the capacity of an independent contractor and shall have full and direct responsibility for compliance with all federal, state and municipal requirements pertaining to Income, Social Security, and Medicare taxes. Client shall not (a) pay or be responsible for payment of Social Security, Medicare, unemployment or any other federal, state or municipal employment taxes on behalf of Consultant, (b) provide workers’ compensation coverage for Consultant or (c) withhold income, Social Security, or any other federal, state or municipal employment taxes from Consultant’s pay. Any payment for consulting services made pursuant to this Agreement shall be made without statutory deduction.

9.	Confidentiality. Client, Consultant and their officers and agents mutually agree to maintain confidentiality pertaining to the specific terms of this Agreement. This confidentiality may be released by either party with written notice to the other. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

10.	Working Conditions. During such time that services under this Agreement are furnished, Client agrees to provide office space and facilities for use relating to services provided Client, at the option of the Consultant.

11.	Disclosure. Consultant is required to disclose any outside activities or interests that conflict or may conflict with the best interests of Client. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to other consulting or employment relationships that may conflict Client interest under this Agreement.

12.	Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

13.	Applicable Law. This Agreement shall be governed by the laws of the State of New York and any actions or other agreed upon dispute resolution shall take place in a venue or Court located in Florida.

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14.	Miscellaneous.

14.1.	This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns. Neither party shall be liable for delay in performance hereunder due to causes beyond its reasonable control. This Agreement shall be interpreted under the law of the State of Florida.

14.2.	All notices hereunder shall be in writing and shall be either delivered personally, via email, or sent to the respective party’s address shown above.

14.3.	This Agreement contains the entire Agreement between the parties relating to the subject matter hereof and supersede all previous and collateral Agreements, representations, statements, warranties, promises and understandings with regard thereto.

14.4.	No representations or statements not expressly set forth herein (including trade practice and the course of dealing between the parties) shall be binding upon either party as a warranty or otherwise. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by an authorized representative of the party to be charged and only to the extent therein set forth.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives and the individuals signing warrant that they are duly authorized to sign for and on behalf of their respective party.

CLIENT		CONSULTANT

By:		By:
Name:	Lance Friedman	Name:	Ernest J. Scheidemann, Jr.
Title:	CEO	Title:	Managing Member
Date:		Date:

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